Securities and Exchange Commission
                      Washington, D.C.  20549

                            FORM 8-K/A
       Annual Report Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

                Date of Report: February 17, 1997
     (Date of earliest event reported): (December 2, 1996)

                   Commission file number 1-5558


                      Katy Industries, Inc.
     (Exact name of registrant as specified in its charter)
           Delaware                          75-1277589
   (State of Incorporation)      (IRS Employer Identification Number)


    6300 S. Syracuse #300, Englewood, Colorado           80111
     (Address of Principal Executive Offices)         (Zip Code)


Registrant's telephone number, including area code: (303) 290-9300


(Former name or former address, if changed since last report) Not applicable






            Item 7.  Financial Statements and Exhibits

     Set forth below is the information required by Items 7(a), Financial Statements of Acquired Businesses, and 7(b), Pro Forma Financial Statements, of Form 8-K with respect to the acquisition of Woods Industries, Inc. by Katy Industries, Inc. ("Katy"), as disclosed on Katy's Form 8-K, filed with the Securities and Exchange Commission on December 17, 1996.

Financial Statements of Acquired Business and Pro Forma Financial Statements

Unaudited Financial Statements

  Combined Balance Sheets as of
   September 30, 1996 and December 31, 1995                                1

  Combined Statements of Operations and Accumulated Deficit
   for the nine months ended September 30, 1996 and 1995                   2

  Combined Statements of Cash Flows for the nine months
   ended September 30, 1996 and 1995                                       3

  Notes to Combined Financial Statements                                   4

Audited Financial Statements

  Report of Independent Accountants                                        7

  Combined Balance Sheet as of December 31, 1995                           8

  Combined Statement of Operations and Accumulated
   Deficit for the year ended December 31, 1995                            9

  Combined Statement of Cash Flows for the year
   ended December 31, 1995                                                10

  Notes to Combined Financial Statements                                  11

Pro Forma Financial Statements

  Unaudited Pro Forma Statement of Operations
   for the nine months ended September 30, 1996                           23

  Unaudited Pro Forma Statement of Operations
   for the year ended December 31, 1995                                   24

  Unaudited Pro Forma Balance Sheet as of September 30, 1996              25

  Unaudited Notes to Pro Forma Financial Statements                       27



                                 Signatures

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                         Katy Industries, Inc.
                                                         ---------------------
                                                              (Registrant)

                                                     By:/s/ John R. Prann, Jr.
                                                        ----------------------
                                                            John R. Prann, Jr.
                                                       Chief Executive Officer



Date:  February 17, 1997





Woods Industries, Inc. and Woods Worldwide Limited
Combined Balance Sheets
($ in thousands)

-------------------------------------------------------------------------------


                                     September 30, 1996
                                       (unaudited)            December 31, 1995

Current Assets
Cash and cash equivalents            $            2,776       $           1,866
Accounts receivable, net                         30,021                  29,846
Inventories, net                                 43,658                  33,314
Prepaid expenses and other current assets           510                     591
Income taxes receivable                             159                     344
                                     ------------------       -----------------
                                                 77,124                  65,961
                                     ------------------       -----------------


Noncurrent Assets
Property and equipment, net                      13,156                  14,261
Receivable from former stockholder                  560                     545
Goodwill                                          4,950                   5,165
Patents and trademarks                              370                     431
Other assets                                        114                     267
                                     ------------------       -----------------
                                                 19,150                  20,669
                                     ------------------       -----------------
Total Assets                         $           96,274       $          86,630
                                     ==================       =================


Current Liabilities
Short-term debt                      $           16,168       $          12,145
Short-term debt - affiliate                      31,500                  28,000
Current portion of long-term debt                   164                     158
Accounts payable                                 15,693                  11,413
Accured liabilities                               7,668                   6,447
Amounts due affiliates                            4,415                   4,275
                                     ------------------       -----------------
                                                 75,608                  62,438
                                     ------------------       -----------------

Long-Term Liabilities
Long-term debt, less current portion                100                     187
Long-term debt - affiliate                       25,000                  25,000
Other liabilities                                 1,071                     580
                                     ------------------       -----------------
                                                 26,171                  25,767
                                     ------------------       -----------------
Total Liabilities                               101,779                  88,205
                                     ------------------       -----------------

Contingencies (Note 5)

Stockholders' Deficit
Common stock                                      4,155                  4,155
Additional paid-in capital                          789                    789
Accumulated deficit                             (10,293)                (6,363)
Minimum pension liability                          (156)                  (156)
                                     -------------------      -----------------
Total Stockholders' Deficit                      (5,505)                (1,575)
                                     -------------------      -----------------
Total Liabilities and
  Stockholders' Deficit              $           96,274       $         86,630
                                     ===================      =================



See notes to combined financial statements.



Woods Industries, Inc. and Woods Worldwide Limited
Combined Statements of Operations and Accumulated Deficit
($ in thousands)
-------------------------------------------------------------------------------

                                                 Nine months ended
                                              09/30/96       09/30/95
                                                    (unaudited)


Net sales                                 $  131,785        $  122,886
Cost of goods sold                           104,105            97,819
                                          -----------------------------

Gross profit                                  27,680            25,067
Selling, general and
  administrative expenses                     26,755            24,141
                                          -----------------------------

Income from operations                           925               926
Interest expense                               4,814             4,635
                                          -----------------------------

Loss before income taxes                      (3,889)           (3,709)
Income tax benefit (provision)                   (41)               82
                                          -----------------------------

Net loss                                      (3,930)           (3,627)

Accumulated deficit-
  beginning of period                         (6,363)           (1,801)
                                          -----------------------------
Accumulated deficit-end of period         $  (10,293)       $   (5,428)
                                          =============================



See notes to combined financial statements.





Woods Industries, Inc. and Woods Worldwide Limited
Combined Statements of Cash Flows
($ in thousands)
-------------------------------------------------------------------------------


                                                       Nine             Nine
                                                      months           months
                                                      ended           ended
                                                     09/30/96        09/30/95
                                                   (unaudited)     (unaudited)


Cash Flows from Operating Activities
Net loss                                           $   (3,930)     $   (3,627)
Adjustments to reconcile net loss to net cash
  used for operating activities:
      Depreciation expense                              2,825           2,297
      Amortization expense                                310             373
      Loss (gain) on disposal of property
        and equipment                                     418              (6)
      Changes in operating assets and liabilities-
         Increase in accounts receivable                 (175)         (2,452)
         Increase in inventories                      (10,344)        (10,777)
         Decrease (increase) in prepaid expenses           81            (438)
         Decrease (increase) in income taxes receivable   185            (182)
         Increase in accounts payable                   4,280             170
         Increase in accrued liabilities                1,712           1,574
         Increase in amounts due affiliates               140             160
      Other                                               104             (44)
                                                   -----------     ------------
            Net cash used for operating activities     (4,394)        (12,952)
                                                   -----------     ------------

Cash Flows from Investing Activities
Additions to property and equipment                    (2,210)         (4,731)
Sales proceeds from disposals of property
   and equipment                                           72              27
Patent and trademark expenditures                                        (139)
                                                   ------------    ------------
        Net cash used for investing activities         (2,138)         (4,843)
                                                   ------------    ------------
Cash Flows from Financing Activities
Net increase (decrease) in short-term debt              4,023            (932)
Net increase in short-term debt - affiliate             3,500          20,115
Payments on long-term debt                                (81)           (121)
                                                   ------------    ------------
      Net cash provided by financing activities         7,442          19,062
                                                   ------------    ------------
Net increase in cash                                      910           1,267

Cash and cash equivalents at beginning of period        1,866             976
                                                   ------------    ------------
Cash and cash equivalents at end of period         $    2,776      $    2,243
                                                   ============    ============


See notes to combined financial statements.


Woods Industries, Inc. and Woods Worldwide Limited
Notes to Combined Financial Statements
($ in thousands)



Note 1 - Basis of Presentation and Description of Business

The accompanying unaudited combined condensed financial statements should be read in conjunction with the combined financial statements of Woods Industries, Inc. and Woods Worldwide Limited (together referred to as "the Company") as of and for the year ended December 31, 1995. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. However, the Company believes that the financial statements reflect all adjustments, which are of a normal recurring nature, that are necessary for a fair presentation of the Company's results for the interim periods.

Description of Business
Woods Industries, Inc. manufactures and distributes consumer electric corded products and supplies electrical / electronic accessories. Woods Worldwide Limited distributes electrical products that are shipped from Far East suppliers to customers directly. Both Woods Industries, Inc. and Woods Worldwide Limited sell its products to retailers principally located in the United States and Canada. Woods Industries, Inc. is a wholly-owned subsidiary of Pentland U.S.A., Inc. which is ultimately owned by Pentland Group plc, a United Kingdom company. Woods Worldwide Limited operates out of Hong Kong and is ultimately owned by Pentland Group plc.


Note 2 - Sale of Woods Industries, Inc.

On December 2, 1996, all of the capital stock of Woods Industries, Inc. and the business of Woods Worldwide Limited was sold to Katy Industries, Inc. for an estimated price of approximately $47 million less the amount of outstanding Company debts to Marine Midland Bank and certain Hong Kong banks that were repaid as of that date. The Company's short-term and long-term debts with affiliates of Pentland Group plc, and all receivables and payables with affiliates of Pentland Group plc, were not assumed upon the stock purchase by Katy Industries, Inc. In accordance with the terms of the stock purchase agreement, the estimated purchase price, which was based on estimated net assets at November 30, 1996, is to be adjusted based on the difference between the estimated net assets and the net assets as determined in an audit of the November 30, 1996 balance sheet of Woods Industries, Inc. The audit and, hence, the determination of this net asset adjustment has not yet been finalized.

The stock purchase agreement also required Woods Worldwide Limited to change its corporate name. Subsequent to December 2, 1996, all new sales, purchasing and other operating activities that were previously included in Woods Worldwide Limited will be included in Woods Industries, Inc.


The Internal Revenue Code and the regulations thereunder impose certain limitations on a corporation's ability to use a net operating loss carryforward if such corporation experiences an ownership change. Pursuant to the sale of Woods Industries, Inc. on December 2, 1996, this limitation is estimated to result in none of the Company's net operating loss carryforwards being utilized subsequent to the sale date.

Also in connection with the sale of Woods Industries, Inc., the lease with Pentland U.S.A., Inc. related to the Company's copper fabrication facility was modified so that (1) annual rents are $120 during the first three years ending December 31, 1998 of the 15-year lease which runs through December 31, 2010,
(2) rent is adjusted every subsequent three-year period during the lease term based on the consumer price index, and (3) Woods Industries, Inc. has an option to purchase this facility prior to December

Finally, in connection with the December 2, 1996 sale of the Company, the receivable from the former stockholder related to the 1993 acquisition was forgiven.


Note 3 - Inventories

                                                 September 30,     December 31,
                                                      1996             1995

      Raw materials and work-in-process          $      6,946      $     7,680
      Finished goods                                   37,578           26,601
      Inventory reserves                                 (866)            (967)
                                                 -------------     ------------
                                                 $     43,658      $    33,314
                                                 =============     ============



Note 4 - Common Stock

Common stock in the accompanying September 30, 1996 and December 31, 1995 combined balance sheets comprises the common stock of Woods Industries, Inc. of $4,150 and the common stock of Woods Worldwide Limited of $5. Woods Industries, Inc. has 2,500 shares of no par common stock authorized of which 100 shares has been issued, 80 shares is outstanding and 20 shares are held in treasury. Woods Worldwide Limited has 250,000 shares of $1 par value common stock authorized of which 5,000 shares are issued and outstanding.


Note 5 - Contingencies

In December 1996, Banco Atlantico, a bank located in Mexico, filed a lawsuit against the Company, certain past and present officers and directors and former owners of Woods Industries, Inc. alleging that the defendants participated in a violation of the Racketeer Influence and Corrupt Organizations Act involving allegedly fraudulently obtained loans from Mexican banks, including the plaintiff, and "money laundering" of the proceeds of the illegal enterprise. The plaintiff also alleges that it made loans to an entity controlled by officers and directors based upon fraudulent representations. The plaintiff seeks to hold Woods Industries, Inc. liable for its alleged damage under principles of respondeat superior and successor liability. The plaintiff is claiming damages in excess of $24,000 and is requesting treble damages under the statutes. As the litigation is in preliminary stages, it is impossible at this time for the Company to determine an outcome or reasonably estimate the range of potential exposure.

The Company is subject to various other claims and contingencies arising out of the normal course of business, including those relating to commercial transactions, product liability, and employee-related matters. Management believes that the ultimate liability, if any, in excess of amounts already provided or covered by insurance, is not likely to have a material adverse effect on the Company's financial condition, results of operations or cash flows for the items discussed in the preceding sentence.









Report of Independent Accountants


To the Board of Directors and
Stockholders of Woods Industries, Inc.
and Woods Worldwide Limited

In our opinion, the accompanying combined balance sheet and the related combined statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the combined financial position of Woods Industries, Inc. and Woods Worldwide Limited (together referred to as "the Company") at December 31, 1995, and the combined results of their operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 2, the Company's businesses were sold to Katy Industries, Inc. on December 2, 1996.


Price Waterhouse LLP
Indianapolis, Indiana
February 12, 1996 except for Notes 2 and 14
   which are as of February 7, 1997





Woods Industries, Inc. and Woods Worldwide Limited
Combined Balance Sheet
December 31, 1995
($ in thousands)
-------------------------------------------------------------------------------

Current Assets
Cash and cash equivalents                                     $      1,866
Accounts receivable, net                                            29,846
Inventories, net                                                    33,314
Prepaid expenses and other current assets                              591
Income taxes receivable                                                344
                                                              ---------------
                                                                    65,961
                                                              ---------------

Noncurrent Assets
Property and equipment, net                                         14,261
Receivable from former stockholder                                     545
Goodwill                                                             5,165
Patents and trademarks                                                 431
Other assets                                                           267
                                                              ---------------
                                                                    20,669
                                                              ---------------
Total Assets                                                  $     86,630
                                                              ===============

Current Liabilities
Short-term debt                                               $     12,145
Short-term debt - affiliate                                         28,000
Current portion of long-term debt                                      158
Accounts payable                                                    11,413
Accrued liabilities                                                  6,447
Amounts due affiliates                                               4,275
                                                              ---------------
                                                                    62,438
                                                              ---------------

Long-Term Liabilities
Long-term debt, less current portion                                   187
Long-term debt - affiliate                                          25,000
Other liabilities                                                      580
                                                              ---------------
                                                                    25,767
                                                              ---------------

Total Liabilities                                                   88,205
                                                              ===============

Commitments and Contingencies (Notes 10 and 14)

Stockholders' Deficit
Common Stock                                                         4,155
Additional paid-in capital                                             789
Accumulated deficit                                                 (6,363)
Minimum pension liability                                             (156)
                                                              ---------------
Total Stockholders' Deficit                                         (1,575)
                                                              ---------------
Total Liabilities and Stockholders' Deficit                   $     86,630
                                                              ===============


See notes to combined financial statements.



Woods Industries, Inc. and Woods Worldwide Limited
Combined Statement of Operations and Accumulated Deficit
Year Ended December 31, 1995
($ in thousands)
-------------------------------------------------------------------------------

Net Sales                                                   $   177,207
Cost of goods sold                                              142,012
                                                            -------------

Gross profit                                                     35,195
Selling, general and administrative expenses                     33,062
                                                            -------------

Income from operations                                            2,133
Interest expense                                                  6,790
                                                            -------------

Loss before income taxes                                         (4,657)
Income tax benefit                                                   95
                                                            -------------

Net loss                                                         (4,562)

Accumulated deficit - beginning of year                          (1,801)
                                                            -------------

Accumulated deficit - end of year                           $    (6,363)
                                                            =============



See notes to combined financial statements.



Woods Industries, Inc. and Woods Worldwide Limited
Combined Statement of Cash Flows
Year Ended December 31, 1995
($ in thousands)
-------------------------------------------------------------------------------

Cash Flows from Operating Activities
Net loss                                                          $     (4,562)
Adjustments to reconcile net loss to net cash
  used for operating activities:
     Depreciation expense                                                3,129
     Amortization expense                                                  490
     Loss on disposal of property and equipment                            207
     Changes in operating assets and liabilities-
         Decrease in accounts receivable                                   548
         Decrease in inventories                                         2,320
         Decrease in prepaid expenses and other current assets             827
         Increase in income taxes receivable                              (160)
         Decrease in accounts payable                                   (4,049)
         Increase in accrued liabilities                                   381
         Decrease in amounts due affiliates                               (155)
     Other                                                                 (47)
                                                                  -------------
            Net cash used for operating activities                      (1,071)
                                                                  -------------
Cash Flows from Investing Activities
Additions to property and equipment                                     (6,624)
Sales proceeds from disposals of property and equipment                     38
Patent and trademark expenditures                                          (71)
                                                                  -------------
           Net cash used for investing activities                       (6,657)
                                                                  -------------

Cash Flows from Financing Activities
Net decrease in short-term debt                                         (3,330)
Net increase in short-term debt - affiliate                             12,115
Payments on long-term debt                                                (167)
                                                                  -------------
           Net cash provided by financing activities                     8,618
                                                                  -------------

Net increase in cash                                                       890

Cash and cash equivalents at beginning of year                             976
                                                                  -------------

Cash and cash equivalents at end of year                          $      1,866
                                                                  =============


See notes to combined financial statements.



Woods Industries, Inc. and Woods Worldwide Limited
Notes to Combined Financial Statements
Year Ended December 31, 1995
-------------------------------------------------------------------------------


Note 1 - Description of Business and Significant Accounting Policies

Description of Business
Woods Industries, Inc. manufactures and distributes consumer electric corded products and supplies electrical / electronic accessories. Woods Worldwide Limited distributes electrical products that are shipped from Far East suppliers to customers directly. Both Woods Industries, Inc. and Woods Worldwide Limited sell its products to retailers principally located in the United States and Canada. As of December 31, 1995, Woods Industries, Inc. is a wholly-owned subsidiary of Pentland U.S.A., Inc. which is ultimately owned by Pentland Group plc, a United Kingdom company. Woods Worldwide Limited operates out of Hong Kong and is ultimately owned by Pentland Group plc.

Combined Financial Statements
The accompanying financial statements present the combined balance sheet of Woods Industries, Inc. and Woods Worldwide Limited (together referred to as "the Company") at December 31, 1995 and the related combined statements of operations and accumulated deficit and of cash flows for the year then ended. All intercompany transactions and balances have been eliminated.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly-liquid marketable securities with maturities of three months or less to be cash equivalents.

Accounts Receivable
Substantially all accounts receivable are uncollateralized and arise from sales to the retail industry. The accounts receivable for Woods Worldwide Limited are backed by letter of credit arrangements. Although the Company does not believe that there is significant credit risk, accounts receivable from the Company's ten largest customers aggregate approximately 75% of total accounts receivable at December 31, 1995.

Inventories
Inventories are stated at the lower of cost or market, with cost being determined on the first-in, first-out (FIFO) method. The cost of manufactured products comprise raw materials, direct labor and manufacturing overhead. The cost of imported products comprise the costs incurred to obtain products from suppliers.


Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:
                                                   			   Years
	Leasehold improvements	                                 5 - 32
	Machinery and equipment	                                2 - 10
	Office furniture and equipment	                         3 - 7

Goodwill
In connection with the acquisition by Pentland U.S.A., Inc. of the Company in 1993 and the minority stockholder interest buyout in 1994, the acquisition price in excess of the fair value of the net assets acquired was recognized as goodwill. Goodwill is being amortized over 20 years using the straight-line method. Accumulated amortization of goodwill was $563 at December 31, 1995.

Patents and Trademarks
Costs incurred to third parties to obtain patents and trademarks are capitalized and amortized over their estimated economic lives which range from 5 to 10 years. Accumulated amortization of patents and trademarks was $56 at December 31, 1995.

Revenue Recognition
Sales are recognized upon shipment of products to customers.

Sales to Significant Customers
Sales to two customers were 33% and 12% of total sales, respectively, in 1995.

Customer Allowances
The Company has customer allowance programs, including cooperative advertising agreements, with certain customers. Customer allowance expenses are matched with the associated revenues and aggregated $8,746 in 1995.

Income Taxes
Woods Industries, Inc. is included in the consolidated U.S. income tax returns of its parent company, Pentland U.S.A., Inc. Woods Industries, Inc. files its own state income tax returns. Woods Worldwide Limited is a Bahamian corporation with operations in Hong Kong, and is subject to Hong Kong income tax jurisdiction. During 1995, Woods Worldwide Limited did not incur any Hong Kong income taxes as its income was "offshore" and thus tax-exempt in accordance with Hong Kong income tax regulations. Deferred tax assets and liabilities result from differences in the basis of assets and liabilities for financial statement and income tax purposes.


Note 2 - Sale of Woods Industries, Inc.
On December 2, 1996, all of the capital stock of Woods Industries, Inc. and the business of Woods Worldwide Limited was sold to Katy Industries, Inc. for an estimated price of approximately $47 million less the amount of outstanding Company debts to Marine Midland Bank and certain Hong Kong banks that were repaid as of that date. The Company's short-term and long-term debts with affiliates of Pentland Group plc (previously with Pentland Management Services Ltd. at December 31, 1995), and all receivables and payables with affiliates of Pentland Group plc, were not assumed upon the stock purchase by Katy Industries,Inc. In accordance with the terms of the stock purchase agreement, the estimated purchase price, which was based on estimated net assets at November 30, 1996, is to be adjusted based on the difference between the estimated net assets and the net assets as determined in an audit of the
November 30, 1996 balance sheet of Woods Industries, Inc.   The audit and,
hence, the determination of this net asset adjustment has not yet been finalized.

The stock purchase agreement also required Woods Worldwide Limited to change its corporate name. Subsequent to December 2, 1996, all new sales, purchasing and other operating activities that were previously included in Woods Worldwide Limited will be included in Woods Industries, Inc.

As disclosed in Note 8, the Company has deferred tax assets of $2,127 related to net operating loss carryforwards at December 31, 1995. The Internal Revenue Code and the regulations thereunder impose certain limitations on a corporation's ability to use a net operating loss carryforward if such corporation experiences an ownership change. Pursuant to the sale of Woods Industries, Inc. on December 2, 1996, this limitation is estimated to result in none of these net operating loss carryforwards being utilized subsequent to the sale date.

Also in connection with the sale of Woods Industries, Inc., the lease with Pentland U.S.A., Inc. related to the Company's copper fabrication facility was modified so that (1) annual rents are $120 during the first three years ending December 31, 1998 of the 15-year lease which runs through December 31, 2010,
(2) rent is adjusted every subsequent three-year period during the lease term based on the consumer price index, and (3) Woods Industries, Inc. has an option to purchase this facility prior to December 2, 1997 for $1,200.

Finally, in connection with the December 2, 1996 sale of the Company, the receivable from the former stockholder related to the 1993 acquisition (December 31, 1995 balance of $545) was forgiven.



Note 3 - Accounts Receivable

         Trade accounts receivable                    $       30,027
         Allowances for doubtful accounts                       (166)
         Allowances for returns and adjustments                 (810)
         Allowances for cash discounts                          (185)
         Volume rebates from suppliers                           660
         Other receivables                                       320
                                                      ------------------
                                                      $       29,846
                                                      ===================



Note 4 - Inventories

         Raw materials and work-in-process            $        7,680
         Finished goods                                       26,601
         Inventory reserves                                     (967)
                                                      --------------------
                                                      $       33,314
                                                      ====================


Note 5 - Property and Equipment

         Leasehold improvements                       $        1,267
         Machinery and equipment                              12,606
         Office furniture and equipment                        3,091
         Construction in progress                              4,130
                                                      --------------------
                                                              21,094
         Accumulated depreciation                             (6,833)
                                                      --------------------
                                                      $       14,261
                                                      ====================



Note 6 - Accrued Liabilities

         Customer allowances                          $        3,333
         Employee benefit plans                                  891
         Vacation                                                486
         Payroll liabilities                                     470
         Property taxes                                          393
         Interest                                                291
         Other                                                   583
                                                      --------------------
                                                      $        6,447
                                                      ====================



Note 7 - Debt

   Short-term debt
      Notes payable - Pentland Management Services Ltd.   $      28,000
      Notes payable - Hong Kong banks                             8,039
      Note payable - Marine Midland Bank                          4,106
                                                          ------------------
                                                          $      40,145
                                                          ==================


   Long-term debt
     Note payable - Pentland Management Services Ltd.     $      25,000
     Capital lease obligations                                      345
                                                          ------------------
                                                                 25,345
     Less amount due within one year                               (158)
                                                          ------------------
                                                          $      25,187
                                                          ==================



The Company has a short-term loan facility with Pentland Management Services Ltd., a wholly-owned subsidiary of Pentland Group plc, whereby it could borrow up to $42,500. Interest on outstanding principal borrowings accrues at the prime rate (8.5% at December 31, 1995) plus 2%, and is payable semi-annually. This short-term loan is secured by the Company's assets and the outstanding principal of $28,000 is due December 31, 1996.

The Company purchases certain of its inventories from Far East suppliers that are backed by letter of credit agreements with certain banks located in Hong Kong. Upon shipment by the supplier, the individual inventory purchases are financed by these banks under 120-day unsecured promissory notes. Interest accrues on these notes at the prime rate.

The Company has an unsecured line of credit facility with Marine Midland Bank whereby it can borrow up to $5 million. Interest on outstanding principal borrowings accrues at the prime rate plus 0.75% and is payable monthly. This line of credit facility expires on March 31, 1996.

The Company also has an unsecured long-term loan facility with Pentland Management Services Ltd. whereby the Company borrowed $25 million. Interest accrues at the annual rate of 8.75% and is payable semi-annually. This long-term loan is secured by the Company's assets and the outstanding principal of $25,000 is due April 29, 1998.

Interest expense incurred during 1995 under the short-term and long-term loan facilities with Pentland Management Services Ltd. aggregated $5,075.

Interest payments aggregated $6,307 in 1995.


Note 8 - Income Taxes

The significant components of the Company's 1995 income tax benefit are:


      Loss before income taxes:
           Domestic                              $       (5,616)
           Foreign                                          959
                                                 -----------------
                                                 $       (4,657)
                                                 =================

      Current items:
           Federal                               $            -
           State income tax benefit                        (159)
           Foreign income tax expense                        64
                                                 -----------------
                                                            (95)
                                                 -----------------

      Deferred items:
           Federal                                       (1,327)
           State                                            (54)
           Valuation allowance increase                   1,381
                                                 -----------------
                                                              -
                                                 -----------------

      Total income tax benefit                   $          (95)
                                                 =================



A reconciliation of the federal statutory income tax rate to the Company's 1995 effective income tax rate is as follows:


                                                                  Percent of
                                                                 loss before
                                                                 income taxes
        Federal statutory income tax rate                           (34.0)
        State income taxes, net of federal benefit                   (5.2)
        Goodwill amortization - nondeductible amount                  4.0
        Increase in deferred tax asset valuation allowance           32.9
        Other                                                         0.3
                                                                 -------------

        Effective income tax benefit rate                            (2.0)
                                                                 =============


Deferred tax assets and liabilities at December 31, 1995 are:



            Deferred tax assets
               Accounts receivable reserves                  $          454
               Inventories                                            1,026
               Accrued liabilities                                      606
               Long-term liabilities                                    227
               Packaging costs                                          378
               Net operating loss carryforwards                       2,127
                                                              ----------------
                                                                      4,818
                                                              ----------------

            Deferred tax liabilities
               Property and equipment                                  (606)
               Other                                                     (9)
                                                              ----------------
                                                                       (615)
                                                              ----------------
            Valuation allowance                                      (4,203)
                                                              ----------------

            Net deferred tax assets recognized                $           -
                                                              ================


Included in the deferred tax asset valuation allowance is $1,588 related to 1993 acquisition purchase price allocation. Any reversal in the future of this valuation allowance would be recognized as an adjustment of goodwill.

Income tax payments aggregated $128 in 1995.


Note 9 - Common Stock

Common stock in the accompanying December 31, 1995 combined balance sheet comprises the common stock of Woods Industries, Inc. of $4,150 and the common stock of Woods Worldwide Limited of $5. Woods Industries, Inc. has 2,500 shares of no par common stock authorized of which 100 shares has been issued, 80 shares is outstanding and 20 shares are held in treasury. Woods Worldwide Limited has 250,000 shares of $1 par value common stock authorized of which 5,000 shares are issued and outstanding.


Note 10 - Leases

The Company leases all of its manufacturing, distribution and office facilities under lease agreements accounted for as operating leases. The wire mill manufacturing facility, one satellite manufacturing facility and the office building are leased from companies affiliated with the Company's chief executive officer, where rent expense aggregated $348 during 1995. These leases run through March 2006 and rent is increased biannually based on the consumer price index.

The Company's new copper fabrication manufacturing facility, that is currently under construction as of December 31, 1995, will be leased from Pentland U.S.A., Inc.. The terms of leasing this facility have not been determined yet.

In addition, the Company leases two distribution centers, three other satellite manufacturing facilities, and certain equipment from unrelated third parties. Rent expense related to these leases aggregated $1,983 during 1995.

Future minimum annual lease payments under these operating leases are as follows:


           Year ending December 31,
           1996                                      $        1,600
           1997                                               1,437
           1998                                               1,439
           1999                                               1,411
           2000                                                 372
           Thereafter                                         2,008
                                                     -----------------
                                                     $        8,267
                                                     =================


Note 11 - Retirement Plans

The Company has one defined benefit pension plan covering certain hourly employees. Pension benefits for this plan are based on a fixed amount per year of service. It is the Company's policy to fund at least the minimum amounts required under the Employee Retirement Income Security Act of 1974. The weighted average discount rate and the expected long-term rate of return on assets was 7.5% and 8.0%, respectively, at the beginning and end of 1995.

Net pension expense in 1995 includes the following components:


        Service expense - benefits earned during the year           $      38
        Interest expense on projected benefit obligation                   33
        Actual loss on plan assets                                          1
        Net amortization and deferral                                     (10)
                                                                    -----------

        Net pension expense                                         $      62
                                                                    ===========


The funded status of the defined benefit plan is as follows:


        Accumulated benefit obligation - vested                     $      466
        Accumulated benefit obligation - nonvested                          76
                                                                    -----------
        Accumulated benefit obligation and projected
           benefit obligation                                              542
        Plan assets                                                        349
                                                                    -----------
        Projected benefit obligation in excess of plan assets             (193)
        Unrecognized net loss                                              410
        Unrecognized transition asset                                       (4)
        Underfunded liability recognized upon 1993 acquisition
           of the Company                                                 (250)
        Additional liability recognized                                   (156)
                                                                    -----------
        Accrued pension liability at December 31, 1995              $     (193)
                                                                    ===========



The Company also has a defined contribution 401(k) retirement plan covering most full-time employees. The Company matches a portion of each employee's contributions. The Company-matching contributions vest over four years and aggregated $80 during 1995.

Effective January 1, 1996, the Company established two nonqualified deferred compensation plans for seven key executives. Under one plan, the Company will contribute 5% of each executive's compensation as a supplemental retirement benefit which vests over five years. The other plan is a deferred compensation plan for these executives whereby the Company will match 50% of the executive's contributions, not to exceed 5% of their annual salary. These Company-matching contributions vest over five years.


Note 12 - Transactions with Affiliates

Asco Investments, Ltd., a Pentland Group plc company, performs certain administrative services for Woods Worldwide Limited. Charges to the Company for these services aggregated $392 during 1995.

The Company is charged a monthly management fee from Pentland U.S.A., Inc. which aggregated $100 in 1995.

At December 31, 1995, the Company had a receivable from a former stockholder of $545 related to the 1993 acquisition of the Company.

Amounts due to affiliates at December 31, 1995 in the accompanying balance sheet represents amounts due to Pentland U.S.A., Inc. primarily for a $3,000 advance to the Company related to the 1994 buyout of the minority stockholders, $545 due to Pentland U.S.A., Inc. related to the receivable from the former stockholder, and $655 for litigation costs incurred by Pentland U.S.A., Inc. related to certain litigation that was settled in 1994. Interest charged to the Company on the $3,000 advance aggregated $322 in 1995.


Note 13 - Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. The carrying amounts of short-term debt approximate fair value as the interest rate is adjusted to current market rates. The carrying amounts of long-term debt and other long-term liabilities approximate fair value as the applicable interest rates approximate current market rates.


Note 14 - Contingencies

In December 1996, Banco Atlantico, a bank located in Mexico, filed a lawsuit against the Company, certain past and present officers and directors and former owners of Woods Industries, Inc. alleging the defendants participated in a violation of Racketeer Influence and Corrupt Organizations Act involving allegedly fraudulently obtained loans from Mexican banks, including the plaintiff, and "money laundering" of the proceeds of the illegal enterprise. The plaintiff also alleges that it made loans to an entity controlled by officers and directors based upon fraudulent representations. The plaintiff seeks to hold Woods Industries, Inc. liable for its alleged damage under principles of respondeat superior and successor liability. The plaintiff is claiming damages in excess of $24,000 and is requesting treble damages under the statutes. As the litigation is in preliminary stages, it is impossible at this time for the Company to determine an outcome or reasonably estimate the range of potential exposure.

The Company is subject to various other claims and contingencies arising out of the normal course of business, including those relating to commercial transactions, product liability, and employee-related matters. Management believes that the ultimate liability, if any, in excess of amounts already provided or covered by insurance, is not likely to have a material adverse effect on the Company's financial condition, results of operations or cash flows for the items discussed in the preceding sentence.





KATY INDUSTRIES, INC. AND WOODS INDUSTRIES, INC. AND WOODS WORLDWIDE LIMITED
        UNAUDITED PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 1996 AND UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND FOR THE YEAR ENDED DECEMBER 31, 1995


The following unaudited pro forma balance sheet as of September 30, 1996 and unaudited pro forma statements of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 give effect to the acquisition by Katy Industries, Inc. ("Katy") of the common stock of Woods Industries, Inc. and the business of Woods Worldwide Limited (together known as "Woods") as if the acquisition had occurred on September 30, 1996 for purposes of the balance sheet and on January 1, 1995 for purposes of the statements of operations. The transaction was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion No. 16.

The historical financial data included in the pro forma statements is as of the periods presented. The historical financial data of Woods as of September 30, 1996 and for the nine months ended September 30,1996 was derived from unaudited financial statements for the nine months ended September 30, 1996. The historical financial data of Woods included in the pro forma statement of operations for the year ended December 31, 1995 was derived from audited financial statements for the year ended December 31, 1995.

The unaudited pro forma financial data is based on management's best estimate of the effects of the acquisition of Woods. Pro forma adjustments are based on currently available information; however, the actual adjustments will be based on more precise appraisals, evaluations and estimates of fair values. It is possible that the actual adjustments could differ substantially from those presented in the unaudited pro forma financial statements.

The unaudited pro forma balance sheet as of September 30, 1996 and the statements of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 are not necessarily indicative of the results of operations that actually would have been achieved had the acquisition of Woods been consummated as of the dates indicated, or that may be achieved in the future. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and historical financial statements and notes thereto.

In accordance with the rules regarding the preparation of pro forma financial statements, income of $12,289,000, or $1.37 per share, from discontinued operations and certain nonrecurring items (related to Katy historical financial statements) has not been considered in the unaudited pro forma statement of operation for the year ended December 31, 1995.

Pursuant to the purchase agreement related to this transaction, the estimated purchase price of $46,800,000 was based on an estimated balance sheet as of November 30, 1996 and is subject to possible adjustment based on the November 30, 1996 balance sheet prepared on a post closing basis. The ultimate purchase price will be based upon an audit of this balance sheet which has not yet been completed. The accompanying pro forma financial statements do not include adjustments which may result from this audit or from the resolution of any issues between the parties. Certain balance sheet adjustments and/or resolution of issues between the parties will also affect the ultimate price of the acquisition and the allocation of the purchase price.



                       KATY INDUSTRIES, INC.
            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
            (in thousands except per share information)


                               Katy         Woods      Pro forma
                            Historical   Historical   Adjustments     Pro forma
                            ----------   ----------   -----------     ---------

Net sales                     $133,390     $131,785     $(24,955)[b]  $240,220
Cost of goods sold              90,907      104,105       (2,260)[a]   171,161
                                                         (21,591)[b]
                               -------      -------       ------       -------
Gross profit                    42,483       27,680       (1,104)       69,059

Selling, general and
 administrative expenses        35,444       26,755       (2,152)[a]    56,683
                                                          (3,364)[b]
                               -------      -------       ------       -------
Income from operations           7,039          925        4,412        12,376

Interest expense                  (804)      (4,814)       4,814 [a]      (804)
Interest income                  1,789           -        (1,270)[a]       519
Other, net                         896           -                         896
Gain on sale of
 marketable securities           4,914           -                       4,914
                               -------      -------       ------       -------
Income (loss) before taxes
 and equity in income of
 unconsolidated subsidiaries    13,834       (3,889)       7,956        17,901
Provision for income taxes       5,051           41          991 [a]     6,083
                               -------      -------       ------       -------
Income (loss) before equity
 in income of unconsolidated
  subsidiaries                   8,783       (3,930)       6,965        11,818
Equity in loss of
 unconsolidated subsidiaries
 (net of tax)                     (420)          -                        (420)
                               -------      -------       ------       -------
Net income (loss)             $  8,363     $ (3,930)     $ 6,965      $ 11,398
                               =======      =======       ======       =======

Earnings per share
 of common stock              $   1.00                                $   1.36
                               =======                                 =======
Weighted average
 shares outstanding              8,380                                   8,380
                               =======                                 =======





                       KATY INDUSTRIES, INC.
            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
               FOR THE YEAR ENDED DECEMBER 31, 1995
            (in thousands except per share information)


                              Katy          Woods      Pro forma
                           Historical    Historical   Adjustments    Pro forma
                           ----------    ----------   -----------    ---------

Net sales                    $171,269      $177,207     $(29,790)[b]  $318,686
Cost of goods sold            120,437       142,012       (2,503)[a]   234,180
                                                         (25,766)[b]
                              -------       -------       ------       -------
Gross profit                   50,832        35,195       (1,521)       84,506

Selling, general and
 administrative expenses       46,293        33,062       (2,819)[a]    72,512
                                                          (4,024)[b]
                              -------       -------       ------       -------
Income from operations          4,539         2,133        5,322        11,994

Interest expense               (2,753)       (6,790)       6,040 [a]    (3,503)
Interest income                 1,011            -        (1,011)[a]        -
Other income, net               3,575            -                       3,575
Gain on sale of
 marketable securities          6,841            -                       6,841
Reversal of previously
 recorded losses                4,920            -                       4,920
                              -------       -------       ------       -------
Income (loss) before taxes
 and equity in income of
 unconsolidated subsidiaries   18,133        (4,657)      10,351        23,827
Provision (benefit)
 for income taxes               3,771           (95)       1,572 [a]     5,248
                              -------       -------       ------       -------
Income (loss) before equity
 in income of unconsolidated
 subsidiaries                  14,362        (4,562)       8,779        18,579
Equity in income of
 unconsolidated subsidiaries
 (net of tax)                   1,920            -                       1,920
                              -------       -------       ------       -------
Net income (loss)            $ 16,282      $ (4,562)     $ 8,779      $ 20,499
                              =======       =======       ======       =======

Earnings per share
 of common stock             $   1.81                                 $   2.28
                              =======                                  =======

Weighted average
 shares outstanding             8,986                                    8,986
                              =======                                  =======


                       KATY INDUSTRIES, INC.
                 UNAUDITED PRO FORMA BALANCE SHEET
                     AS OF SEPTEMBER 30, 1996
                          (in thousands)


                              Katy          Woods      Pro forma
                           Historical    Historical   Adjustments    Pro forma
                           ----------    ----------   -----------    ---------
Cash and
 cash equivalents            $ 43,242      $  2,776      $(42,120)[c]   $3,898
Marketable securities
 - available for sale           8,395            -                       8,395
Accounts receivable,
 trade, net                    26,774        30,021                     56,795
Notes and other
 receivables, net               1,505           159                      1,664
Inventories                    39,703        43,658                     83,361
Other current assets           17,535           510                     18,045
                              -------        ------       -------      -------
  Total current assets        137,154        77,124       (42,120)     172,158
                              -------        ------       -------      -------
Investments at equity, in
 unconsolidated subsidiaries    6,617            -                       6,617
Investment in waste-to-
 energy facility               11,134            -                      11,134
Notes Receivable, net           1,265            -                       1,265
Cost in excess of net assets
 of businesses acquired, net    6,861         4,950        (4,950)[d]    6,861
Deferred tax asset                 -             -          6,000 [d]    6,000
Miscellaneous                   5,420         1,044        (1,044)[d]    5,420
                              -------        ------       -------      -------
  Total other assets           31,297         5,994             6       37,297
                              -------        ------       -------      -------

Property, plant and
 equipment, net                42,209        13,156       (13,156)[d]   42,209
                              -------        ------       -------      -------
Total assets                 $210,660       $96,274      $(55,270)    $251,664
                              =======        ======       =======      =======


Short-term debt             $      -       $ 16,168      $(16,168)[d] $     -
Short-term debt-affiliate          -         31,500       (31,500)[d]       -
Accounts payable                9,833        15,693                     25,526
Accrued compensation            3,228            -                       3,228
Accrued expenses               25,077         7,668         3,532 [d]   36,277
Liability for remainder of
 estimated purchase price          -             -          4,680 [c]    4,680
Current maturities,
 long-term debt                   676           164          (164)[d]      676
Amounts due affiliates             -          4,415        (4,415)[d]       -
Dividends payable                 683            -                         683
                              -------       -------        ------      -------
  Total current liabilities    39,497        75,608       (44,035)      71,070
                              -------       -------        ------      -------

Long-term debt, less
 current maturities             8,704           100          (100)[d]    8,704
                              -------       -------        ------      -------

Long-term debt - affiliate         -         25,000       (25,000)[d]       -
                              -------       -------        ------      -------

Deferred income taxes          25,922            -                      25,922
                              -------       -------        ------      -------

Other liabilities               8,232         1,071         8,516[d]    17,819
                              -------       -------        ------      -------

  Total liabilities            82,355       101,779       (60,619)     123,515
                              -------       -------        ------      -------

Stockholders' equity (deficit):
Common stock                    9,822         4,155        (4,155)[d]    9,822
Additional paid-in capital     51,117           789          (789)[d]   51,117
Foreign currency
 translation adjustment        (1,736)           -                      (1,736)
Unrealized holding
 gains, net of tax              2,762            -                       2,762
Retained earnings
 (accumulated deficit)         88,364       (10,293)       10,293 [d]   88,364
Treasury stock                (22,024)           -                     (22,024)
Minimum pension liability          -           (156)                      (156)
                              -------       -------        ------      -------
  Total stockholders'
   equity (deficit)           128,305        (5,505)        5,349      128,149
                              -------       -------        ------      -------

Total liabilities
 and stockholders'
 equity (deficit)            $210,660      $ 96,274      $(55,270)    $251,664
                              =======       =======        ======      =======




                       KATY INDUSTRIES, INC.
         UNAUDITED NOTES TO PRO FORMA FINANCIAL STATEMENTS
                          (in thousands)



[a] The following pro forma adjustments are reflected in the pro forma statement of operations:

                                          Nine Months Ended     Year Ended
                                         September 30, 1996  December 31, 1995
                                         ------------------  -----------------

1. Elimination of Woods' depreciation
   due to write-down of plant, property
   and equipment pursuant to purchase
   accounting:
     Cost of sales                                   $2,260             $2,503
     Selling, general and administrative                565                626

2. Elimination of Woods' amortization
   due to write-down of cost in excess
   of businesses acquired pursuant to
   purchase accounting                                  310                490

3. Amortization of negative goodwill
   recorded pursuant to purchase
   accounting                                         1,277              1,703

4. Elimination of Woods' interest
   expense as all debt is repaid on
   date of purchase pursuant to the
   purchase agreement                                 4,814              6,790

5. Increase in interest expense due to
   assumed borrowings at applicable
   rates for purchase cost (for the nine
   month period Katy's cash position
   would have made borrowing unnecessary)                -                (750)

6. Decrease in interest income due to
   use of cash for purchase cost                     (1,270)            (1,011)

7. Net tax effect related to items
   1-6 above at the statutory rate
   (item 3 has no tax effect)                        (2,471)            (3,200)

8. Net tax benefit from inclusion of
   Woods'operations                                   1,480              1,628
                                                      -----              -----
                                                     $6,965             $8,779
                                                      =====              =====


[b] Net sales and related costs attributable to direct imports have been eliminated. The net fee for this activity is recorded as revenue.

[c] Pro forma adjustments represent 90%, or $42,120, of the estimated purchase price paid on the closing date and 10%, or $4,680, of the estimated purchase price due upon final determination of the net asset value as of November 30, 1996.

[d] The following pro forma adjustments are made to reflect (1) the allocation of cost less than fair value of assets acquired resulting in the write-down to zero of Woods' noncurrent assets pursuant to purchase accounting, (2) the recording of a deferred tax asset for the difference between the book and tax basis of the net assets acquired, (3) the repayment of outstanding debt on the purchase date, the elimination of short-term and long-term debt with affiliates of Pentland Group plc, and all receivables and payables with affiliates of Pentland Group plc, as these items were not assumed upon the stock purchase by Katy, and (4) the elimination of Woods' shareholders' deficit as of September 30, 1996:

    Write-down of cost in excess of
     net assets of business acquired                          (4,950)
    Write-down of miscellaneous long-term assets              (1,044)
    Write-down of net property, plant and equipment          (13,156)
    Record deferred tax asset                                  6,000
    Record acquisition liabilities                            (3,532)
    Record negative goodwill                                  (8,516)
    Net elimination of due to/from affiliates                 60,915
    Elimination of short-term and long-term debt              16,432
    Elimination of Woods' shareholders' deficit               (5,349)
                                                              ------
       Total allocation of estimated purchase price          $46,800
                                                              ======